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Exhibit 10.13

WARRANT AGREEMENT

ACAPULCO ACQUISITION CORP.

and

BLACKSTONE MEZZANINE PARTNERS L.P.

Dated June 27, 2000

            WARRANT AGREEMENT dated June 27, 2000, between ACAPULCO ACQUISITION CORP., a Delaware corporation (the "Issuer"), and BLACKSTONE MEZZANINE PARTNERS L.P., a Delaware limited partnership (the "Holder").

        WHEREAS, the Issuer and Holder are parties to the Subordinated Loan Agreement dated as of June 27, 2000, among the Issuer, the Lenders named therein and Holder, as agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Subordinated Loan Agreement"), pursuant to which Holder and the other Lenders have agreed to make subordinated term loans to the Issuer; and

        WHEREAS, in order to induce Holder to make a subordinated term loan to the Issuer pursuant to the Subordinated Loan Agreement, the Issuer has agreed to execute and deliver this Warrant Agreement and to issue the Warrants hereinafter described.

        NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

        SECTION 1.    Definitions.    As used in this Warrant Agreement, terms defined in the Subordinated Loan Agreement shall have such defined meanings when used herein (regardless of whether the Subordinated Loan Agreement shall still be in effect) and the following terms shall have the following meanings, unless the context otherwise requires:

        "Blackstone Holdings" shall mean Blackstone Mezzanine Holdings L.P., a Delaware limited partnership.

        "Blackstone Holdings Warrant Agreement" shall mean the Warrant Agreement dated the date hereof between the Issuer and Blackstone Holdings.

        "Blackstone Holdings Warrant Shares" shall have the meaning ascribed to the term "Warrant Shares" in the Blackstone Holdings Warrant Agreement.

        "Blackstone Holdings Warrants" shall have the meaning ascribed to the term "Warrants" in the Blackstone Holdings Warrant Agreement.

        "Canterbury" shall mean Canterbury Mezzanine Capital II, L.P., a Delaware limited partnership.

        "Canterbury Warrant Agreement" shall mean the Warrant Agreement dated the date hereof between the Issuer and Canterbury.

        "Canterbury Warrant Shares" shall have the meaning described to the term "Warrant Shares" in the Canterbury Warrant Agreement.

        "Canterbury Warrants" shall have the meaning ascribed to the term "Warrants" in the Canterbury Warrant Agreement.

        "Common Stock" shall have the meaning set forth in Section 3.

        "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Convertible Securities" shall have the meaning specified in Section 12(b)(ii).

        "Current Market Price per Share" shall have the meaning specified in Section 12(c).

        "Designated Holder" shall mean (a) Holder, so long as Holder owns at least 50% of the Warrants/or Warrant Shares owned by it on the Closing Date, (b) Canterbury, so long as Canterbury owns at least 50% of the Warrants and/or Warrant Shares owned by it on the Closing Date, or (c) any Person or Persons holding in the aggregate more than 51% of the aggregate Warrants, Warrant Shares, Canterbury Warrants, Canterbury Warrant Shares, Blackstone Holdings Warrants and Blackstone Holdings Warrant Shares then outstanding.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor Federal statute.

        "Exercise Price" shall mean the exercise price of a Warrant, which shall be $.01 per Warrant Share, subject to adjustment as provided in Section 12.

        "Expiration Date" shall mean June 27, 2010, or, if such day is not a Business Day, the next succeeding Business Day.

        "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "IPO" shall mean an underwritten initial public offering of Common Stock or other common stock of the Issuer registered under the Securities Act.

        "Options" shall have the meaning set forth in Section 12(b)(ii).

        "Required Holders" shall mean any Person or Persons holding in the aggregate more than 67% of the aggregate Warrants, Warrant Shares, Canterbury Warrants, Canterbury Warrant Shares, Blackstone Holdings Warrants and Blackstone Holdings Warrant Shares then outstanding.

        "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor Federal statute.

        "Series A Preferred Stock" shall have the meaning set forth in Section 2(d).

        "Series B Preferred Stock" shall have the meaning set forth in Section 2(d).

        "Warrant" shall mean a warrant issued pursuant to this Warrant Agreement entitling the record holder thereof to purchase from the Issuer at the Warrant Office one share of Common Stock (subject to adjustment as provided in Section 12) at the Exercise Price at any time before 5:00 p.m., local time, on the Expiration Date.

        "Warrant Certificate" shall mean a certificate evidencing one or more Warrants, substantially in the form of Exhibit A hereto, with such changes therein as may be required to reflect any adjustments made pursuant to Section 12.

        "Warrant Office" shall mean the office or agency of the Issuer at which the Warrant Register shall be maintained and where the Warrants may be presented for exercise, exchange, substitution and transfer, which office or agency will be the office of the Issuer at 4001 Via Oro Avenue, Suite 200, Long Beach, California 90810, which office or agency may be changed by the Issuer pursuant to notice in writing to the Persons named in the Warrant Register as the holders of the Warrants.

        "Warrant Register" shall mean the register, substantially in the form of Exhibit B hereto, maintained by the Issuer at the Warrant Office.

        "Warrant Shares" shall mean the shares of Common Stock issuable or issued upon exercise of the Warrants, as the number and/or type of such shares may be adjusted from time to time pursuant to Section 12.

        SECTION 2.    Representations and Warranties.    The Issuer hereby represents and warrants, on the date hereof, as follows:

          (a)   The Issuer is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Warrant

  Agreement and the Warrant Certificates, to issue the Warrants and to perform its obligations under this Warrant Agreement and the Warrant Certificates.

          (b)   The execution, delivery and performance by the Issuer of this Warrant Agreement and the Warrant Certificates, the issuance of the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants have been duly authorized by all necessary corporate action.

          (c)   This Warrant Agreement has been duly executed and delivered by the Issuer and constitutes a legal, valid, binding and enforceable obligation of the Issuer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except as equitable remedies may be limited by general principles of equity (whether such remedies are sought in a proceeding at law or in equity). When the Warrants and Warrant Certificates have been issued as contemplated hereby, (i) the Warrants and the Warrant Certificates will constitute legal, valid, binding and enforceable obligations of the Issuer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except as equitable remedies may be limited by general principles of equity (whether such remedies are sought in a proceeding at law or in equity) and (ii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock.

          (d)   Upon consummation of the Acquisition and after giving effect to the transactions contemplated by the Shareholders Agreement (and before giving effect to any exercise of the Warrant), (i) the Issuer's capital stock consists of (w) 1,000,000 authorized shares of Common Stock of which 260,461.68 shares have been issued and are outstanding, (x) 1,000,000 authorized shares of Class B Common Stock, par value $.001 per share, of the Issuer (the "Class B Common Shares") of which 15,866.82 shares have been issued and are outstanding and (y) 100,000 shares of Preferred Stock, par value $.001 per share, of the Issuer, of which (A) 18,000 shares have been designated as Series A 12.5% Cumulative Compounding Preferred Stock (the "Series A Preferred Stock"), of which 17,310 shares have been issued and are outstanding and (B) 12,000 shares have been designated as Series B 13.5% Cumulative Compounding Preferred Stock (the "Series B Preferred Stock"), of which 11,744 shares have been issued and are outstanding; and, in each case, owned of record as set forth on Exhibit A to the Shareholders Agreement; (ii) the sum of (x) the Warrant Shares issuable to Holder upon exercise of the Warrants, (y) the Canterbury Warrant Shares and (z) the Blackstone Holdings Warrant Shares would, if issued on the date hereof, represent 13.25% of the sum of (A) 260,461.68 shares, being the number of shares of Common Stock outstanding on the date hereof, plus (B) 43,773 shares, being the number of Warrant Shares, Canterbury Warrant Shares and Blackstone Holdings Warrant Shares, plus (C) 15,866.82 shares, being the number of Class B Common Shares outstanding on the date hereof, plus (D) 10,260 shares, being the number of shares of Common Stock subject to Options issued to members of management prior to the date hereof and (iii) other than (A) the shares, Options and warrants referred to above and (B) the Warrants, there are no outstanding options, warrants, conversion rights or other rights to obtain any shares of Common Stock or other common stock from the Issuer or any other security issued by the Issuer convertible into or exchangeable for shares of Common Stock or other common stock of the Issuer.

          (e)   All of the issued and outstanding shares of stock in the Issuer are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws, rules and regulations.

          (f)    Neither the Issuer nor any Affiliate of the Issuer is:

            (i)    Investment Company Act. An "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (ii)   Holding Company Act. A "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

            (iii)  Regulations as to Borrowing. Subject to any statute or regulation which regulates the incurrence of any Indebtedness including, without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

        SECTION 3.    Issuance of Warrants.    The Issuer hereby agrees to issue and deliver to Holder on the Closing Date Warrants evidencing rights to purchase 21,072 shares of Class A Common Stock, $.001 par value per share of the Issuer ("Common Stock"), subject to adjustment as provided in Section 12, at any time on or before 5:00 p.m., local time, on the Expiration Date at a price per share equal to the Exercise Price. On the Closing Date, simultaneously with the making of a Loan by the Holder to the Issuer pursuant to the Subordinated Loan Agreement, the Issuer shall deliver to Holder one or more Warrant Certificates evidencing the Warrants.

        SECTION 4.    Registration, Transfer and Exchange of Certificates.    The Issuer shall maintain at the Warrant Office the Warrant Register for registration of the Warrants and Warrant Certificates and transfers thereof. On the Closing Date the Issuer shall register the outstanding Warrants and Warrant Certificates in the name of Holder. The Issuer may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof and the Warrants represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificates made by any Person) for the purpose of any exercise thereof or any distribution to the holder(s) thereof, and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

          (b)   Subject to Section 14, the Issuer shall register the transfer of any outstanding Warrants in the Warrant Register upon surrender of the Warrant Certificate(s) evidencing such Warrants to the Issuer at the Warrant Office, accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof. Upon any such registration of transfer, new Warrant Certificate(s) evidencing such transferred Warrants shall be issued to the transferee(s) and the surrendered Warrant Certificate(s) shall be canceled. If less than all the Warrants evidenced by Warrant Certificate(s) surrendered for transfer are to be transferred, new Warrant Certificate(s) evidencing such remaining number of Warrants shall be issued to the holder surrendering such Warrant Certificate(s).

          (c)   Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Issuer at the Warrant Office, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled.

          (d)   No charge shall be made for any such transfer or exchange except for any tax or other governmental charge imposed in connection therewith. Except as provided in Sections 14(b) and (c), each Warrant Certificate issued upon transfer or exchange shall bear the legend set forth in Section 14(b) if the Warrant Certificate presented for transfer or exchange bore such legend.

        SECTION 5.    Mutilated or Missing Warrant Certificates.    If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Issuer shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Issuer of such loss, theft or destruction of such Warrant Certificate and, if requested, indemnity satisfactory to it; provided that such indemnity shall be deemed to constitute satisfactory evidence of such loss, theft or destruction. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, tax and other governmental duties that may be imposed in relation thereto shall be borne by the holder of such Warrant Certificate. Each Warrant Certificate issued in any such substitution shall bear the legend set forth in Section 14(b) if the Warrant Certificate for which such substitution is made bore such legend.

        SECTION 6.    Duration and Exercise of Warrants.    (a) The Warrants evidenced by a Warrant Certificate shall be exercisable in whole or in part by the registered holder thereof on any Business Day at any time on or after the date hereof and prior to 5:00 p.m., local time, on the Expiration Date.

          (b)   Subject to the provisions of this Warrant Agreement, upon presentation of the Warrant Certificate evidencing the Warrants to be exercised, with the form of election to purchase on the reverse thereof duly completed and signed by the registered holder or holders thereof, to the Issuer at the Warrant Office, and upon payment of the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are being exercised in lawful money of the United States of America, the Issuer shall issue and cause to be delivered to or upon the written order of the registered holder(s) of such Warrants and in such name or names as such registered holder(s) may designate, a certificate for the Warrant Share or Warrant Shares issued upon such exercise of such Warrants. Any Person(s) so designated to be named therein shall be deemed to have become holder(s) of record of such Warrant Share or Warrant Shares as of the date of exercise of such Warrants. Except as set forth in Sections 14(b) and (c), each Warrant Share shall bear the legend set forth in Section 14(b). Payment of the aggregate Exercise Price may be made with respect to each Warrant Share, at the option of the Holder:

            (i)    by cash, certified or bank cashier's check or wire transfer;

            (ii)   pursuant to the Net Conversion Right described in Section 6(c);

            (iii)  by surrendering to the Issuer the number of shares of Common Stock which is equal to (A) such aggregate Exercise Price divided by (B) the Current Market Price per Share of one share of Common Stock, determined as of the last Business Day prior to the date of exercise of this Warrant; or

            (iv)  any combination of the foregoing.

          (c)(i) The Holder shall have the right to require the Issuer to convert the Warrants as provided in this Section 6(c) into Common Stock (the "Net Conversion Right"). Upon exercise of the Net Conversion Right, the Issuer shall deliver to the Holder (without payment by the Holder of any Exercise Price or of any other cash or consideration) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of the Warrants at the time the Net Conversion Right is exercised (determined by subtracting the aggregate Exercise Price in effect immediately prior to the exercise of the Net Conversion Right from the aggregate Current Market Price per Share of the shares of Common Stock issuable upon exercise of this Warrant immediately prior to the exercise of the Net Conversion Right) by (y) the Current Market Price per Share immediately prior to the exercise of the Net Conversion Right.

            (ii)   The Net Conversion Right may be exercised by the Holder by the surrender of the Warrants at the Warrant Office together with a written statement specifying that the Holder thereby intends to exercise the Net Conversion Right. Certificates for the shares of Common Stock issuable upon exercise of the Net Conversion Right shall be delivered to the Holder within five (5) days following the Issuer's receipt of this Warrant together with the aforesaid written statement.

          (d)   If less than all the Warrants evidenced by a Warrant Certificate are exercised at any time, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by such Warrant Certificate. Each new Warrant Certificate so issued shall bear the legend set forth in Section 14(b) if the Warrant Certificate presented in connection with partial exercise thereof bore such legend. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled.

        SECTION 7.    No Fractional Shares.    The Issuer shall not be required to issue fractional shares of Common Stock upon exercise of the Warrants but may pay for any such fraction of a share an amount in cash equal to the Current Market Price per Share (as defined in Section 12(c)) of Common Stock of such share (determined in accordance with the provisions of Section 12(c) hereof) multiplied by such fraction.

        SECTION 8.    Payment of Taxes.    The Issuer will pay all taxes (other than any applicable income or similar taxes payable by the holders of the Warrants or Warrant Shares) attributable to the initial issuance of Warrant Shares upon the exercise of the Warrants; provided that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue of any Warrant Certificate or any certificate for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Issuer shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

        SECTION 9.    Warrant Holder Rights; Dividends and Distributions.    The Warrants shall not (prior to exercise thereof) confer upon the holders thereof the right to vote as stockholders of the Issuer or any other right as stockholder of the Issuer, except that, in the event the Issuer shall make a distribution or pay any dividend to all holders of Common Stock or any other common stock of the Issuer in cash, evidences of its indebtedness or assets, each Warrant shall be entitled to its pro rata share of such distribution as if such Warrant had been exercised immediately prior to such distribution or record date, as applicable, and such pro rata share shall be paid or distributed to the holders of the Warrants as and when paid or distributed to the holders of Common Stock or common stock, as applicable.

        SECTION 10.    Reservation and Issuance of Warrant Shares.    (a) The Issuer will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrants, the number of shares deliverable upon exercise of all outstanding Warrants.

          (b)   Before taking any action which would cause an adjustment pursuant to Section 12 hereof reducing the Exercise Price below the then par value (if any) of the Warrant Shares issuable upon exercise of the Warrants, the Issuer will take any corporate action which may be necessary in order that the Issuer may validly and legally issue Warrant Shares at the Exercise Price as so adjusted.

          (c)   The Issuer covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant Agreement, be free from all taxes with respect to the issuance thereof and from all Liens, charges and security interests, except as provided in Section 8.

        SECTION 11.    Obtaining of Governmental Approvals and Stock Exchange Listings.    The Issuer will, at its own expense, (a) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Issuer in order to satisfy its obligations hereunder and (b) take all action which may be necessary so that the Warrant Shares or other Securities, immediately upon their issuance upon the exercise of Warrants, will be listed on each securities exchange, if any, on which the Common Stock is then listed.

        SECTION 12.    Adjustment of Exercise Price and Number of Warrant Shares Purchasable.    Prior to the Expiration Date, the Exercise Price and the number of Warrant Shares purchasable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of any of the events enumerated in this Section 12.

          (a)   In the event that the Issuer shall at any time after the date of this Agreement (i) declare a dividend on Common Stock in shares or other securities of the Issuer (other than debt securities covered by Section 9), (ii) split or subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of other securities of the Issuer (other than debt securities covered by Section 9), then, in each such event, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the holder shall be entitled to receive the kind and number of shares or other securities of the Issuer which the holder would have owned or have been entitled to receive after the happening of any of the events described above had such Warrant been exercised immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

          (b)   (i) In the event that the Issuer shall at any time after the date of this Agreement issue any shares of common stock (excluding shares of Common Stock issuable upon (A) the conversion or exchange of Convertible Securities, (B) exercise of Options referred to in Section 2(d)(ii)(D) above and paragraph (b)(ii) below, (C) exercise of the Warrants, the Canterbury Warrants or the Blackstone Holdings Warrants or (D) the conversion of Common Stock or Class B Common Shares, in each case outstanding as of the date hereof), without consideration or at a price per share less than the Current Market Price per share of Common Stock, then, in each such event (an "Adjustment Event"), the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto (the "Initial Number") shall be adjusted so that the holder of any Warrant exercised shall be entitled to receive the number of shares of Common Stock determined by multiplying the Initial Number by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus the number of additional shares of Common Stock issued for purchase in such Adjustment Event and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus the number of shares of Common Stock which the aggregate issuance price of the total number of shares of Common Stock issued in such Adjustment Event would purchase at the Current Market Price per share of Common Stock then in effect; provided, however, that no such adjustment shall be made for the issuance of shares of Common Stock in connection with a merger or consolidation of the Issuer with another corporation covered by subsection 12(g).

            (ii)   In the event that, at any time after the date of this Agreement, the Issuer shall in any manner issue or sell any stock or other securities convertible into or exchangeable for shares of common stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities") or grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, shares of common stock or Convertible Securities (such rights, options or warrants being hereinafter referred to as "Options") (excluding options granted to employees or consultants of the Issuer or its Subsidiaries with an exercise price of $92 per share; provided that the number of shares subject to such options do not represent more than 10% of the Common Stock on a fully diluted basis as of the Closing Date) and the price per share for which shares of common stock are issuable pursuant to such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Issuer as consideration for the granting of such Options, or issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Issuer upon the exercise of such Options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, by (B) the total maximum number of shares of common stock issuable pursuant to such Options or upon the conversion or exchange of the total maximum amount of such Convertible Securities) shall be less than the Current Market Price per Share of shares of Common Stock (as defined in Section 12(c)) in effect immediately prior to the time of the granting of such Options or issuance or sale of such Options or Convertible Securities, then the total maximum number of shares of common stock issuable pursuant to such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issued or issuable upon the exercise of such Options shall (as of the date of the granting of such Options or issuance or sale of such Convertible Securities) be deemed to be outstanding and to have been issued or sold for purposes of paragraph (b)(i) hereof for the price per share as so determined; provided that, except as provided in the following proviso, no further adjustment of the number of Warrant Shares issuable upon exercise of the Warrants shall be made upon the actual issue of shares of common stock so deemed to have been issued; provided further, that upon the expiration or termination of any unexercised Options or conversion or exchange privileges for which any adjustment was made pursuant to paragraph (b)(i) and this paragraph (b)(ii) (or, if the purchase price provided for in any Option referred to in this paragraph (b)(ii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in this paragraph (b)(ii), or the rate at which any Convertible Securities referred to in this paragraph (b)(ii) are convertible into or exchangeable for common stock shall change at any time), then the number of Warrant Shares issuable upon exercise of the Warrants shall be readjusted and shall thereafter be such number as would have prevailed had the number of shares of Common Stock issuable upon exercise of the Warrants been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the shares of common stock, if any, actually issued or sold upon the exercise of such Options or conversion or exchange rights and (B) the consideration actually received by the Issuer upon such exercise plus the consideration, if any, actually received by the Issuer for the issuance, sale or grant of all of such options or Convertible Securities whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of the Warrants by an amount in excess of the amount of the adjustment initially made for the issuance, sale or grant of such Options or Convertible Securities.

            (iii)  If the Issuer at any time while this Warrant Agreement is outstanding shall, directly or indirectly through a Subsidiary or otherwise, purchase, redeem or otherwise acquire any shares of Common Stock or other common stock of the Issuer at a price per share greater than the Current Market Price Per Share then in effect (other than any such acquisition of shares of Common Stock or Options from any officer or employee of the Issuer or any Subsidiary other than Fortunato N. Valenti and Richard C. Stockinger), the Initial Number shall be adjusted so that the holder of any Warrant exercised shall be entitled to receive the number of shares of Common Stock determined by multiplying the Initial Number by a fraction, of which the numerator shall be the number of shares of Common Stock and other common stock outstanding immediately after such purchase, redemption or acquisition and of which the denominator shall be the number of shares of Common Stock and other common stock outstanding immediately prior to such purchase, redemption or acquisition minus the number of shares of Common Stock or common stock, as applicable, which the aggregate consideration for the total number of such shares of Common Stock or common stock so purchased, redeemed or acquired would purchase at the Current Market Price per Share of Common Stock then in effect. For purposes of this subsection (iii), the date as of which the Current Market Price per Share shall be computed to be the date of actual purchase, redemption or acquisition of such Common Stock or other common stock.

            (iv)  In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Issuer or, if any Designated Holder shall, in the exercise of its sole discretion, object to such determination, by an independent investment banking firm mutually selected by the Issuer and such Designated Holders (the cost of the engagement of said investment banking firm to be borne as set forth in the last sentence of Section 12(c)). Shares of Common Stock or other common stock owned by or held for the account of the Issuer or any majority-owned Subsidiary shall not be deemed outstanding for the purpose of any computation pursuant to this Section 12(b).

          (c)   The "Current Market Price per Share" of Common Stock on any date shall be deemed to be:

            (i)    the average of the daily closing prices for the 20 consecutive trading days immediately preceding such date as reported on the Composite Transactions Tape or, if the Common Stock is not reported on the Composite Transactions Tape, the last sale price regular way of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on such securities exchange, or, if the Common Stock is not listed or admitted to trading on such an exchange, the closing sales price or, if there is no closing sales price, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System ("NASDAQ"), or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof; or

            (ii)   if no such prices are furnished, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Issuer and set forth in a written notice delivered to the Holder or, if any Designated Holder shall, in the exercise of its sole discretion, object to any such determination in a written notice delivered to the Issuer within 10 days of receipt of such notice from the Issuer, by an independent investment banking firm mutually selected by the Issuer and such Designated Holder; provided that if a valuation has been made by such an independent investment banking firm in accordance with the foregoing and such valuation or determination has been made within six months prior to any date as of which the Current Market Price per Share is to be determined hereunder, then such valuation or determination shall be binding on the Issuer and the holders of the Warrants and Warrant Shares unless any event shall have occurred since the date of such valuation or determination which, in the reasonable opinion of the Issuer's Board of Directors or such Designated Holder, materially affects the continued validity of such valuation or determination.

For all valuations by such investment banking firm required pursuant to this Section 12, 50% of the costs of engagement of such firm shall be borne by the Issuer and 50% of such costs shall be borne by all holders of Warrants and Warrant Shares, such cost to be divided among them pro rata based on the number of Warrants and Warrant Shares owned by each of them; provided that if such fair market value of Common Stock determined by such investment banking firm is more than 115% of the fair market value determined by the Board of Directors of the Issuer, such cost shall be borne by the Issuer.

          (d)   No adjustment in the number of Warrant Shares shall be required unless such adjustment would require an increase or decrease of at least .25% in the aggregate number of Warrant Shares purchasable upon exercise of all Warrants; provided that any adjustments which by reason of this Section 12(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however, that notwithstanding the foregoing, all such adjustments shall be made no later than three years from the date of the first event that would have required an adjustment but for this paragraph. All calculations under this Section 12 shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

          (e)   If at any time, as a result of an adjustment made pursuant to this Section 12, the holder of any Warrant thereafter exercised shall become entitled to receive any shares of the Issuer other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 12, and the provisions of this Agreement with respect to the Warrant Shares shall apply on like terms to such other shares.

          (f)    Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, the Exercise Price per Warrant Share payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately after such adjustment.

          (g)   Subject to the provisions of Section 4.2 of the Shareholders Agreement, in the event of any capital reorganization of the Issuer, or of any reclassification of the Common Stock (other than a reclassification referred to in paragraph (a)(iv) above), or in case of the consolidation of the Issuer with or the merger of the Issuer with or into any other corporation or of the sale of the properties and assets of the Issuer as, or substantially as, an entirety to any other corporation, each Warrant shall, after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale, and in lieu of being exercisable for Warrant Shares, be exercisable, upon the terms and conditions specified in this Warrant Agreement, for the number of shares of stock or other securities or assets (including cash) to which a holder of the number of Warrant Shares purchasable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this Section 12 with respect to the rights thereafter of the holders of the Warrants shall be appropriately adjusted so as to be applicable, as nearly as they may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the exercise of the Warrants. Subject to the provisions of Section 4.2 of the Shareholders Agreement, the Issuer shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Issuer) resulting from such consolidation or merger or the corporation purchasing such assets or the appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the Holder of each Warrant the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such Holder may be entitled and all other obligations of the Issuer under this Warrant Agreement (and if the Issuer shall survive the consummation of such consolidation or merger or purchase, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant Agreement), and, if requested by the Holder, such successor corporation shall have similarly delivered to such Holder an opinion of counsel for such successor corporation (which may be in-house counsel), which counsel shall be reasonably satisfactory to such Holder, stating that this Warrant Agreement shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this paragraph (g)) shall be applicable to the securities, cash or property which such successor corporation may be required to deliver upon any exercise of this Warrant Agreement or the exercise of any rights pursuant hereto. The provisions of this paragraph (g) shall apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

          (h)   Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of the Warrants, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price per share and number and kind of shares as are stated on the Warrant Certificates initially issuable pursuant to this Agreement.

          (i)    If any question shall at any time arise with respect to the adjusted Exercise Price or Warrant Shares issuable upon exercise, such question shall be determined by the independent auditors of the Issuer and such determination shall be binding upon the Issuer and the holders of the Warrants and the Warrant Shares.

        SECTION 13.    Notices to Warrant Holders.    Upon any adjustment of the Exercise Price or number of Warrant Shares issuable upon exercise pursuant to Section 12, the Issuer shall promptly, but in any event within 10 days thereafter, cause to be given to each of the registered holders of the Warrants, at its address appearing on the Warrant Register by registered mail, postage prepaid, a certificate signed by its chief financial officer setting forth the Exercise Price as so adjusted and/or the number of shares of Common Stock issuable upon the exercise of each Warrant as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13.

        In the event:

          (a)   the Issuer shall authorize issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Capital Stock of the Issuer or of any other subscription rights or warrants;

          (b)   the Issuer shall authorize a dividend or other distribution to all holders of Common Stock payable in evidences of its indebtedness, cash or assets;

          (c)   of any consolidation or merger to which the Issuer is a party and for which approval of any stockholders of the Issuer is required, or of the conveyance or transfer of the properties and assets of the Issuer substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

          (d)   of the voluntary or involuntary dissolution, liquidation or winding up of the Issuer;

          (e)   the Issuer proposes to take any other action which would require an adjustment of the Exercise Price or number of Warrant Shares issuable upon exercise pursuant to Section 12;

then the Issuer shall cause to be given to each of the registered holders of the Warrants at its address appearing on the Warrant Register, at least 10 days prior to the applicable record date hereinafter specified (or as expeditiously as possible after the occurrence of any involuntary dissolution, liquidation or winding up referred to in clause (d) above), a written notice in accordance with Section 20 stating (i) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective (or has become effective, in the case of any involuntary dissolution, liquidation or winding up), and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 13 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

        SECTION 14.    Restrictions on Transfer.    (a) Holder represents that it is acquiring the Warrants for its own account, for investment and not with a view to any distribution or public offering within the meaning of the Securities Act but subject to any requirement of law that the disposition of the property of the holder of a Warrant and/or Warrant Share shall at all times be within its control. Holder acknowledges that the Warrants and the Warrant Shares issuable upon exercise thereof have not been registered under the Securities Act and agrees that it will not sell or otherwise transfer any of its Warrants or Warrant Shares except upon the terms and conditions specified herein.

          (b)   (i) Holder agrees, and each subsequent transferee described in paragraph (ii) below shall agree by written instrument reasonably satisfactory to the Issuer, that it will not transfer any Warrants or Warrant Shares except as set forth in Section 3.4 of the Shareholders Agreement.

            (ii)   Each Warrant Certificate issued to Holder or to a subsequent transferee pursuant to Section 14(b)(i) (unless the legal opinion reasonably acceptable to the Issuer delivered in connection therewith is to the effect that the first paragraph of such legend is not required in order to ensure compliance with the Securities Act) shall include a legend in substantially the following form:

    THE WARRANTS AND UNDERLYING SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THE WARRANTS AND UNDERLYING SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN (A) THE WARRANT AGREEMENT DATED JUNE 27, 2000, BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE WARRANTS NAMED THEREIN, AND (B) THE SECURITIES PURCHASE AND HOLDERS AGREEMENT DATED AS OF JUNE 27, 2000 BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE WARRANTS NAMED THEREIN, COMPLETE AND CORRECT COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

          (c)   Subject to the provisions of the Shareholders Agreement, the restrictions set forth in Section 14(b) shall terminate and cease to be effective with respect to any Warrants or Warrant Shares registered under the Securities Act. Whenever such restrictions shall so terminate the holder of such Warrants and/or Warrant Shares shall be entitled to receive from the Issuer, without expense (other than transfer taxes, if any), Warrant Certificates or certificates for such Warrant Shares not bearing the legend set forth in Section 14(b) at which time the Issuer will rescind any transfer restrictions relating thereto.

        SECTION 15.    Registration.    The Warrants and Warrant Shares are subject to the provisions of the Registration Rights Agreement, which provisions are by this reference deemed incorporated in this Warrant Agreement as if the provisions thereof were originally set forth in full in this Warrant Agreement. The provisions of the Registration Rights Agreement as incorporated by reference in this Warrant Agreement shall be binding on Holder without giving effect to any amendment or modification of such provisions of the Registration Rights Agreement, unless such amendments or modifications shall have been made in accordance with the provisions of the Registration Rights Agreement.

        SECTION 16.    Covenants of Issuer.    (a) So long as (x) the IPO shall not have occurred and (y) Holder owns at least 20% of the Warrants and/or Warrant Shares issued hereunder, the Issuer will furnish to such Holder:

            (i)    as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Issuer and its Subsidiaries, the consolidated balance sheet of the Issuer and its Subsidiaries, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and from the projections from the current fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification as to the scope of the audit, by Ernst & Young L.L.P. or by other independent nationally recognized certified public accountants reasonably satisfactory to the Designated Holder;

            (ii)   as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Issuer and its Subsidiaries, copies of the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of such Persons' fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the comparisons to the projections for such period, and the all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Issuer that the information contained in such financial statements fairly presents the financial position of the Issuer and their Subsidiaries on the date thereof (subject to year-end adjustments);

            (iii) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Issuer and its Subsidiaries, unaudited monthly consolidated financial statements of the Issuer and its Subsidiaries for such month and the portion of such Person's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the projections for such period, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Issuer that the information contained in such financial statements fairly presents the financial condition of the Issuer and its Subsidiaries on the date thereof (subject to year-end adjustments);

            (iv)  as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Issuer and its Subsidiaries sales and Consolidated EBITDA statements on an individual Store-by-Store basis for each Store operated by the Issuer or any of its Subsidiaries, such statements to be in a form satisfactory to the Designated Holder;

            (v)   promptly after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Issuer or any of its Subsidiaries;

            (vi)  within 45 days after the beginning of each fiscal year of the Issuer and from time to time upon request of the Designated Holder (but not more frequently than annually), projections and a budget of the Issuer and its Subsidiaries updating those projections and budget delivered to such Holder and referred to in Section 4.04(c) of the Subordinated Loan Agreement or, if applicable, updating any later such projections and budget delivered in response to a request pursuant to this Section 16(a)(vi);

            (vii) all information sent to directors of the Issuer or any of its Subsidiaries in their capacities as such regarding the opening of new Stores;

            (viii) all notices or other information sent to any of the Senior Lenders in its capacity as such; and

            (ix)  from time to time such other financial data and information (including accountants' management letters) as such Holder may reasonably request.

          (b)   Until the earlier of (i) the occurrence of the IPO or (ii) Holder shall hold Warrants or Warrant Shares representing less than 30% of the Warrants and/or Warrant Shares issued hereunder, the Issuer shall provide Holder with written notice of each meeting of the Board of Directors of the Issuer and of each of its Subsidiaries concurrently with notice to each of the Directors and permit one representative designated by the Holder and Blackstone Holdings to attend (without the authority to vote), such meeting, and shall pay the reasonable out-of-pocket costs and expenses of such representative in connection therewith; provided that such representative shall not be permitted to attend the portion of any such meeting, if any, during which there shall exist a conflict of interest arising out of Holder's ownership of Loans and other Obligations pursuant to the Subordinated Loan Agreement.

          (c)   During the period Holder owns Warrants and/or Warrant Shares representing at least 30% of the Warrants issued hereunder, Holder shall have the right to consult with and advise the management of the Issuer with respect to any matters affecting the Issuer.

          (d)   The Issuer shall not amend its Restated Certificate of Incorporation, By-laws or the terms of its capital stock, or enter into any new agreement, in any way that affects the economic terms of the Series A Preferred Stock or the Series B Preferred Stock in any way adverse to the holders of the Warrants (including amending any such terms to increase the liquidation preference, dividend rate or redemption price with respect thereto) without the consent of the Required Holders.

          (e)   The Issuer will not, and will not permit any Subsidiary to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Issuer or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms less favorable to the Issuer or its Subsidiaries than would have been obtainable on an arm's-length basis in the ordinary course of business, provided that the foregoing restriction shall not apply to (i) management fees and expenses payable to BRS, any BRS Affiliate, Furman Selz or any Furman Selz Affiliate in an aggregate amount not to exceed one percent (1%) of Consolidated EBITDA (calculated without including any Synergistic Add Backs) in any fiscal year and (ii) Investments permitted by Section 7.03(k) of the Subordinated Loan Agreement.

        SECTION 17.    Shareholders Agreement.    Holder and the Issuer are parties to the Shareholders Agreement, and the provisions thereof are by this reference deemed incorporated in this Warrant Agreement as if the provisions thereof were originally set forth in full in this Warrant Agreement. The provisions of the Shareholders Agreement shall be binding on Holder without giving effect to any amendment or modification of the Shareholders Agreement, unless such amendments or modifications shall have been made pursuant to the provisions of the Shareholders Agreement.

        SECTION 18.    Amendments and Waivers.    Any provision of this Warrant Agreement may be amended, supplemented, waived, discharged or terminated by a written instrument signed by the Issuer and the Required Holders; provided, that the Exercise Price may not be increased, the number of Warrant Shares issuable upon exercise of the Warrants may not be reduced (except pursuant to

Section 12 hereof), the Expiration Date may not be changed to an earlier date and this Section may not be amended except with the consent of the holders of any affected outstanding Warrants and/or Warrant Shares, as the case may be.

        SECTION 19.    Specific Performance.    The holders of the Warrants and/or Warrant Shares shall have the right to specific performance by the Issuer of the provisions of this Warrant Agreement. The Issuer hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Issuer for specific performance of this Warrant Agreement by the holders of the Warrants and/or Warrant Shares.

        SECTION 20.    Notices.    (a) Any notice or demand to be given or made by the holders to or on the Issuer pursuant to this Warrant Agreement shall be sufficiently given or made if sent by overnight courier or mail, first-class or registered, postage prepaid, addressed to the Issuer at the Warrant Office.

          (b)   Any notice to be given by the Issuer to the holders of the Warrants or the Warrant Shares shall be sufficiently given if sent by overnight courier or first-class mail, postage prepaid, addressed to such holder as such holder's name and address shall appear on the Warrant Register or the Common Stock registry of the Issuer, as the case may be.

        SECTION 21.    Binding Effect.    This Warrant Agreement shall be binding upon and inure to the sole and exclusive benefit of the Issuer, its successors and assigns, Holder and the registered holders from time to time of the Warrants and the Warrant Shares.

        SECTION 22.    Termination.    This Warrant Agreement shall terminate and be of no further force and effect at the earlier of the close of business on the Expiration Date or the date on which none of the Warrants shall be outstanding (whether by reason of the exercise thereof or the redemption thereof by the Issuer), except that the provisions of Section 15 shall continue in full force and effect after such termination.

        SECTION 23.    Counterparts.    This Warrant Agreement may be executed in one or more separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        SECTION 24.    New York Law.    This Warrant Agreement and each Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice or conflicts of laws provisions thereof.

        SECTION 25.    Benefits of this Warrant Agreement.    Nothing in this Warrant Agreement shall be construed to give to any Person other than the Issuer and the registered holders of the Warrants and the Warrant Shares any legal or equitable right, remedy or claim under this Warrant Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date and year first above written.

ACAPULCO ACQUISITION CORP.,
By
/s/ GEORGE P. HARBISON Name: George P. Harbison Title: CFO

BLACKSTONE MEZZANINE PARTNERS L.P.,
By	Blackstone Mezzanine Associates L.P., its general partner
	By	Blackstone Mezzanine Managements Associates L.L.C., its general partner
By
/s/ SAL GENTILE Name: Sal Gentile Title: Member

EXHIBIT A
TO WARRANT AGREEMENT

[FORM OF WARRANT CERTIFICATE]

        THE WARRANTS AND UNDERLYING SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.

        IN ADDITION, THE WARRANTS AND UNDERLYING SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN (A) THE WARRANT AGREEMENT DATED JUNE 27, 2000, BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE WARRANTS NAMED THEREIN, AND (B) THE SECURITIES PURCHASE AND HOLDERS AGREEMENT DATED AS OF JUNE 27, 2000 BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE WARRANTS NAMED THEREIN, COMPLETE AND CORRECT COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

WARRANT CERTIFICATE
evidencing Warrants to purchase
Common Stock in
ACAPULCO ACQUISITION CORP.

No. W-[ ]	[ ] Warrants

        This Warrant Certificate certifies that [                        ], or registered assigns, is the registered holder of Warrants (the "Warrants") to purchase Common Stock, $.001 par value, in ACAPULCO ACQUISITION CORP., a Delaware corporation (the "Issuer"). Each Warrant entitles the holder, but only subject to the conditions set forth herein and in the Warrant Agreement referred to below, to purchase from the Issuer at any time prior to 5:00 P.M., local time of the Warrant Office, on June 27, 2010 or, if such day is not a Business Day, the next succeeding Business Day (the "Expiration Date"), [            ] fully paid and nonassessable shares of the Common Stock of the Issuer (the "Warrant Shares") at a price (the "Exercise Price") of $.01 per Warrant Share payable in lawful money of the United States of America, upon surrender of this Warrant Certificate, execution of the annexed Form of Election to Purchase and payment of the Exercise Price at the office of the Issuer at 4001 Via Oro Avenue, Suite 200, Long Beach, California 90810, or such other address as the Issuer may specify in writing to the registered holder of the Warrants evidenced hereby (the "Warrant Office"). The Exercise Price and number of Warrant Shares purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement referred to below.

        The Issuer may deem and treat the registered holder(s) of the Warrants evidenced hereby as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise hereof and of any distribution to the holder(s) hereof, and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

        Warrant Certificates, when surrendered at the Warrant office by the registered holder hereof in person or by a legal representative duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

        Upon due presentment for registration of transfer of this Warrant Certificate at the Warrant Office, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued in exchange for this Warrant Certificate to the transferee(s) and, if less than all the Warrants evidenced hereby are to be transferred, to the registered holder hereof, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

        This Warrant Certificate is one of the Warrant Certificates referred to in the Warrant Agreement dated June    , 2000, between the Issuer and Blackstone Mezzanine Partners L.P. (the "Warrant Agreement"). Said Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Issuer and the holders.

        IN WITNESS WHEREOF, the Issuer has caused this Warrant Certificate to be signed by its duly authorized officers.

ACAPULCO ACQUISITION CORP.,
By
Name: Title:

ANNEX
TO FORM OF
WARRANT CERTIFICATE

[FORM OF ELECTION TO PURCHASE]]

(To be executed upon exercise of Warrant)

        The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase                        Warrant Shares and herewith tenders payment for such Warrant Shares to the order of the Issuer in the amount of $            in accordance with the terms hereof. The undersigned requests that a certificate for such Warrant Shares be registered in the name of                        whose address is                        and that such certificate be delivered to                        whose address is                        . If said number of Warrant Shares is less than all of the Warrant Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Warrant Shares be registered in the name of                         whose address is                        and that such Warrant Certificate be delivered to                        whose address is                        .

Signature:

      (Signature must conform in
      all respects to name of
      holder as specified on the
      face of the Warrant Certificate.)

Date:

EXHIBIT B
TO WARRANT AGREEMENT

WARRANT REGISTER

Warrant Certificate No.	Original Number of Warrants and Warrant Shares	Names and Address of Warrant Holders
W-3	21,072	Blackstone Mezzanine Partners L.P. 345 Park Avenue New York, NY 10154 Attention: Mr. Sal Gentile
W-4	2,341	Blackstone Mezzanine Holdings L.P. 345 Park Avenue New York, NY 10154 Attention: Mr. Sal Gentile
W-5	20,360	Canterbury Mezzanine Capital II, L.P. 600 Fifth Avenue, 23rd Floor New York, NY 10020 Attention: Mr. Patrick N.W. Turner

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  Exhibit 10.13
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